                                                                   EXHIBIT 10.4











                            STOCK PURCHASE AGREEMENT
                       AMONG AMERICAN MEDCARE CORPORATION
                             AND THE SHAREHOLDERS OF
                               MILLARD-WAYNE, INC.







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                                TABLE OF CONTENTS

                                                                                                            PAGE

SECTION I.
     DEFINITIONS..............................................................................................1
     1.1      Certain Definitions.............................................................................1

SECTION II.
     SALE AND TRANSFER OF COMPANY SHARES; CLOSING.............................................................3
     2.1      Company Shares..................................................................................3
     2.2      Purchase Price..................................................................................3
     2.3      Closing.........................................................................................4
     2.4      Delivery of Purchase Price......................................................................4
     2.5      Escrow..........................................................................................4
     2.6      Net Worth Shortfall.............................................................................5
     2.7      Post Closing Adjustment.........................................................................5

SECTION III.
     REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS.......................................................7
     3.1      Corporate.......................................................................................7
     3.2      Financial Statements............................................................................8
     3.3      Customers.......................................................................................8
     3.4      Absence of Certain Finance and Business Changes.................................................9
     3.5      Guaranties/Liens................................................................................9
     3.6      No Undisclosed Liabilities......................................................................9
     3.7      Accounts Receivable.............................................................................9
     3.8      Ownership of Intellectual Property.............................................................10
     3.9      Property and Equipment.........................................................................12
     3.10     License Agreements.............................................................................12
     3.11     Consulting and Development Agreements..........................................................13
     3.12     Maintenance/Commitments........................................................................13
     3.13     All Intangible Assets Used in the Business.....................................................14
     3.14     Employees/Consultants/Directors................................................................14
     3.15     Assumed Agreements.............................................................................15
     3.16     Litigation and Adverse Events..................................................................15
     3.17     Compliance with Applicable Law.................................................................15
     3.18     Taxes and Tax Returns..........................................................................15
     3.19     Consents.......................................................................................16
     3.20     Brokers and Finders............................................................................16
     3.21     Related Transactions...........................................................................16
     3.22     No Untrue Statements...........................................................................16


                                        i

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
                                                                                                            PAGE

SECTION IV.
     INVESTOR REPRESENTATIONS REGARDING THE SECURITIES.......................................................16
     4.1      Investment Representations.....................................................................16
     4.2      Ownership of Company Shares....................................................................18

SECTION V.
     REPRESENTATIONS AND WARRANTIES OF BUYER.................................................................18
     5.1      Organization and Standing of Buyer.............................................................18
     5.2      Authorization..................................................................................19
     5.3      Brokers and Finders............................................................................19
     5.4      No Untrue Statements...........................................................................19
     5.5      Registration Statements........................................................................19

SECTION VI.
     CONDITIONS TO THE OBLIGATIONS OF BUYER..................................................................20
     6.1      Representations and Warranties; Performance....................................................20
     6.2      Third Party Consents...........................................................................20
     6.3      Opinion of Counsel to the Shareholders.........................................................20
     6.4      Authorization..................................................................................20
     6.5      Update Disclosure Schedule.....................................................................20
     6.6      Escrow Agreement...............................................................................20
     6.7      Employment Agreement...........................................................................20
     6.8      Public Offering................................................................................20
     6.9      S4 Registration Statement......................................................................21

SECTION VII.
     CONDITIONS TO THE OBLIGATIONS OF THE SHAREHOLDERS.......................................................21
     7.1      Representations and Warranties; Performance....................................................21
     7.2      Opinion of Counsel to Buyer....................................................................21
     7.3      Common Stock of Buyer..........................................................................21
     7.4      Authorization..................................................................................21
     7.5      Escrow Agreement...............................................................................21
     7.6      Public Offering................................................................................21
     7.7      S4 Registration Statement......................................................................21
     7.8      Repayment of Shareholder Loans.................................................................22
     7.9      Third Party Consents...........................................................................22
     7.10     Employment Agreement...........................................................................22

SECTION VIII.
     OTHER COVENANTS.........................................................................................22
     8.1      Conduct of Business............................................................................22
     8.2      Standstill Agreement...........................................................................22
     8.3      Covenants Relating to Taxes....................................................................23

                                       ii

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
                                                                                                            PAGE

SECTION IX.
     CONFIDENTIALITY AND SECURITY............................................................................23
     9.1      Confidentiality................................................................................23

SECTION X.
     INDEMNIFICATION.........................................................................................26
     10.1     Indemnification by the Shareholders............................................................26
     10.2     Indemnification by Buyer.......................................................................27
     10.3     Reimbursement..................................................................................28
     10.4     Claims.........................................................................................29
     10.5     Resolution of Disputes.........................................................................29

SECTION XI.
     COVENANT NOT TO COMPETE.................................................................................30

SECTION XII.
     TERMINATION AND ABANDONMENT.............................................................................31
     12.1     Termination and Abandonment....................................................................31
     12.2     Rights and Obligations on Termination..........................................................31

SECTIIII.
     MISCELLANEOUS PROVISIONS................................................................................32
     13.1     Investigations; Survival of Warranties.........................................................32
     13.2     Payment of Certain Indebtedness................................................................32
     13.3     Headings.......................................................................................32
     13.4     Further Assurances.............................................................................32
     13.5     Force Majeure..................................................................................32
     13.6     Cumulative Remedies............................................................................33
     13.7     Entire Agreement...............................................................................33
     13.8     Specific Performance...........................................................................33
     13.9     Notices........................................................................................33
     13.10    Non-Waiver of Default..........................................................................33
     13.11    Partial Invalidity.............................................................................33
     13.12    Duplicate Originals............................................................................34
     13.13    Assignment.....................................................................................34
     13.14    Fees and Expenses..............................................................................34
     13.15    Millard-Wayne Name.............................................................................34
     13.16    Insurance Policies.............................................................................34
     13.17    Governing Law..................................................................................34
     13.18    Counterparts and Exhibits......................................................................35
     13.19    Publicity......................................................................................35

                            STOCK PURCHASE AGREEMENT
                       AMONG AMERICAN MEDCARE CORPORATION
                              AND THE SHAREHOLDERS
                             OF MILLARD-WAYNE, INC.


         THIS STOCK PURCHASE AGREEMENT ("Agreement") is made as of the 11th day of February, 1997 by and between American Medcare Corporation, a Delaware corporation ("Buyer") and the undersigned shareholder ("Shareholders") of Millard-Wayne, Inc., a Florida corporation ("Company").

         WHEREAS, Shareholders desire to sell, and Buyer desires to purchase, all of the issued and outstanding shares ("Company Shares") of capital stock of Company for the consideration and on the terms set forth in this Agreement.

         NOW THEREFORE, in consideration of the mutual promises herein made and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   SECTION I.
                                   DEFINITIONS

         1.1      CERTAIN DEFINITIONS

                 (a) "Affiliate" means any person, corporation, or other business entity (i) which, whether directly or indirectly through one or more intermediaries, is controlled by the Shareholders (individually or as a group) or (ii) in which Shareholders (individually or as a group) own, directly or indirectly through one or more intermediaries, 5% or more of the voting power for the election of the governing board.

                 (b) "Business" means the development, marketing and support of the Software as currently conducted by Company.

                 (c) "Closing" is defined in Section 2.3.

                 (d) "Closing Date" means the date and time as of which the Closing actually takes place.

                 (e) "Copyright" means all copyright ownership of the Software and Documentation.

                 (f) "Development Software" means all software, object, source, and executable code, licensed by Company as licensee which is used in the conduct of the development, maintenance, and support of the Software. A list of the Development Software is set forth in Section 1.1(f) of the Disclosure Schedule.

                 (g) "Distributor Software" means all software, object, source, and executable code, licensed, sold or leased by Company as licensor or lessor which is not owned by Company excluding Development Software. A list of the Licensed Software is set forth in Section 1.1(g) of the Disclosure Schedule.

                 (h) "Distributorship Agreements" means all appointments of Company to sell or license the Hardware or Distributor Software. A list of such appointments is set forth in Section 1.1(h) of the Disclosure Schedule.

                 (i) "Documentation" means all technical manuals and notes, user manuals, and all other documents developed or in development relating to or used in the development, maintenance, support, enhancement and use of the Software, including pending improvements, fixes and enhancements regardless of the media upon which the Documentation exists, which is owned by Company.

                 (j) "Escrow Fund" is defined in Section 2.5.

                 (k) "Escrow Shares" are defined in Section 2.5.

                 (l) "GAAP" means generally accepted United States accounting principles, consistently applied on an accrual basis.

                 (m) "Hardware" means all computers, components, peripherals, and other equipment currently offered for sale by Company in the course of its business. Section 1.1(m) of the Disclosure Schedule lists all Hardware currently being sold by Company.

                 (n) "Intellectual Property" means all patents, patent pending, copyrights, trade secrets, techniques, know-how, and other intangible assets that are legally protectable or recognized as forms of property, whether or not reduced to practice or a writing.

                 (o) "License Agreements" means those agreements entered into by Company (or its predecessors) as licensor or lessor for the licensing of any Software, Distributor Software and/or Intellectual Property.

                 (p) "Management of Company" means the current chief executive officer, the chief operating officer, and the chief financial officer of Company.

                 (q) "Public Offering" means the first public offering of common stock of InfoCure Corporation, any entity into which Buyer intends to merge prior to or upon consummation of the public offering, the net proceeds of which paid to the issuer, after deducting the underwriter's discount, shall exceed $12 million.

                 (r) "Purchase Price" is defined in Section 2.2.

                 (s) "Purchase Price Delivery Date" is defined in Section 2.4.

                 (t) "Shareholder" shall include holders of options or warrants to purchase shares of common stock of Company.

                 (u) "Software" means all software, object, source and executable code, licensed, sold or leased by Company as licensor or lessor, and all fixes, updates, upgrades and enhancements heretofore developed or being developed as well as other software developed or being developed for marketing to physicians, clinics, hospitals and medical groups which is owned by Company, including the software marketed under the trade name "MIMS." A list of the Software is set forth in Section 1.01(u) of the Disclosure Schedule.

                 (v) "Trademarks" mean the trademarks and trade names listed in
Section 1.1(v) of the Disclosure Schedule.

                                   SECTION II.
                  SALE AND TRANSFER OF COMPANY SHARES; CLOSING

         2.1 COMPANY SHARES. Subject to the terms and conditions of this Agreement, at the Closing, Shareholders will sell, assign and transfer the Company Shares to Buyer, and Buyer will purchase the Company Shares from the Shareholders.

         2.2 PURCHASE PRICE. The purchase price ("Purchase Price") for the Company Shares will be: (a) the sum of One Million One Hundred Thousand and No/100ths Dollars ($1,100,000.00) minus the Net Worth Shortfall (as hereinafter defined), if any, and (b) 783,000 shares of common stock of Buyer. Upon the proposed merger of Buyer into InfoCure Corporation ("InfoCure"), shares of common stock of Buyer will be exchanged for shares of InfoCure. The final exchange ratio ("Exchange Ratio") used to exchange the total number of outstanding shares of Buyer immediately prior to the Public Offering to common stock of InfoCure will be that set forth in the merger agreement pursuant to which Buyer will merge into InfoCure and will be applicable to the exchange of all shares of common stock of Buyer into shares of common stock of InfoCure. The Exchange Rate has not been determined as of this date. It is currently estimated at 0.0640072, which would result in a total of 50,117 shares of common stock of InfoCure in exchange for 783,000 shares of common stock of Buyer. The Exchange Ratio stated herein is an estimate only and is subject to change prior to the Public Offering; provided however, that in no event shall the number of shares of InfoCure issued pursuant to this paragraph 2.2 be less than the quotient of $325,767 divided by the price to the public per share of common stock of InfoCure offered pursuant to the SB Registration Statement.

         2.3 CLOSING. The closing ("Closing") of the sale of the Company Shares as contemplated by this Agreement shall occur at the offices of Glass, McCullough, Sherrill & Harrold, LLP in Atlanta, Georgia at 9:00 a.m. local time on the day on which the Public Offering commences, or such other date or place as the parties hereafter mutually agree in writing, subject to the conditions set forth hereafter. The Public Offering of the common stock of InfoCure shall be deemed to have commenced at the time, which is the latest of (i) the time the InfoCure's Registration Statement on Form SB-2, No. 333-18923 (SB Registration Statement) as filed with the Securities and Exchange Commission ("Commission") becomes effective, or (ii) the time at which the underwriters have agreed to purchase the shares of common stock of InfoCure pursuant to the Public Offering or (iii) the time at which the Registration Statement on Form S-4, No. 333-20571 ("S4 Registration Statement") registering the shares of common stock of InfoCure to be issued pursuant to this Agreement and certain other acquisitions and mergers becomes effective. The sale of the Company Shares shall be effective on the date of Closing, notwithstanding subsequent delivery of the Purchase Price as set forth in paragraph 2.4 below.

         2.4 DELIVERY OF PURCHASE PRICE. Delivery by the Buyer of the shares of Buyer comprising the Purchase Price for the respective accounts of the Shareholders (less the Escrow Shares described in paragraph 2.5), delivery of the Escrow Shares to the Escrow Agent as described in paragraph 2.5, and payment of the monetary portion of the Purchase Price by certified or official bank check or checks payable in New York Clearing House (next day) funds or wire transfers or other means of immediately available funds to the respective accounts of the Shareholders, shall take place at the offices of Glass, McCullough, Sherrill & Harrold, LLP in Atlanta, Georgia, or at such other location as Buyer may designate by written notice to Shareholders, at 10:00 a.m., local time, one business day after Buyer receives the proceeds of the Public Offering (such time and date of delivery and payment is called the "Purchase Price Delivery Date").

         2.5 ESCROW. On or before the Closing Date, the parties shall enter into an Escrow Agreement in a form acceptable to Buyer and Shareholders establishing an escrow fund ("Escrow Fund") in an amount equal to:

                  (i) 10% of the cash portion of the Purchase Price and of the value of 391,500 shares of common stock of Buyer; and

                  (ii) 391,500 shares of the common stock of Buyer, constituting a portion of the Purchase Price.

For purposes of calculating the Purchase Price and the number of shares to be placed in the Escrow Fund only, the shares of Common Stock of Buyer will be valued at the price to the public of the equivalent number of shares of common stock of InfoCure offered in the Public Offering based upon the Exchange Ratio. At the option of the Shareholders, the Escrow Fund to be established pursuant to paragraph 2.5(i) shall consist of all stock, all cash or a combination thereof.

         2.6      NET WORTH SHORTFALL.

                 (a) If the consolidated stockholders' equity of the Company as of the Closing Date determined in accordance with GAAP but consistent with the basis on which the Financial Statements referred to in paragraph 3.2 were prepared is less than $122,098 ("Net Worth Shortfall"), the stock portion of the Purchase Price shall be decreased by the amount of the Net Worth Shortfall (based on the price per share at the Public Offering); otherwise the Purchase Price shall not be adjusted by this paragraph 2.6. For periods during which the Company pays income taxes on a cash basis, there shall be accrued a deferred liability for taxes payable by reason of such election to be taxed on a cash basis versus an accrual basis.

                 (b) The parties shall use their best efforts to estimate the amount of the adjustment on or prior to the Closing and the Purchase Price as of the Closing will reflect such tentative adjustment which will be subject to further adjustment pursuant to the provisions of paragraph 2.6(a). Any adjustments shall be made by decreasing the stock portion of the Purchase Price (based on the price per share at the Public Offering).

                 (c) Buyer shall cause, at its expense, a balance sheet of the Company as of the Closing to be prepared and completed within ninety (90) days after the Closing. As soon as such financial statement is available to Buyer, Buyer shall deliver to Shareholders the financial statement. Shareholders shall have thirty (30) days to review and object to the balance sheet. Any disagreements as to the amounts of any adjustment to be made to the balance sheet, if not mutually resolved, shall be resolved as provided in paragraph 9.5, except that the arbitrator(s) shall be person(s) experienced in financial and accounting matters. Upon the final resolution of the financial statement as of the Closing, any adjustment shall be made to the stock portion of the Purchase Price as provided in subparagraph 2.6(a) and the amount of any remaining Net Worth Shortfall (after consideration of the estimate made pursuant to subparagraph 2.6(b)) shall be immediately paid by the Shareholders to Buyer; provided however, that any stock amounts withheld pursuant to subparagraph 2.6(b) in excess of Net Worth Shortfall shall be refunded promptly by Buyer.

         2.7      POST CLOSING ADJUSTMENT.

                 (a) 195,750 shares of common stock of Buyer plus one-half of the shares withheld from Shareholder pursuant to Paragraph 2.6(c) (collectively, the "Adjustment Shares) shall be earned and payable to the Shareholders each year (an aggregate of two times the number of Adjustment Shares) if either the total revenues or operating profits of the Company and the Health Care Division, Inc. ("HCD") combined equal or exceed the applicable amount set forth below for each year:

  FISCAL YEAR             TOTAL REVENUES               OPERATING PROFITS
  -----------             --------------               -----------------
     1997          $6,000,000 plus six times         $1,000,000 plus one-
                   (one-half of the Net              half of the Net Worth
                   Worth Shortfall)                  Shortfall
     1998          $6,600,000 plus 5.3 times         $1,250,000 plus one-
                   (one-half of the Net              half the Net Worth
                   Worth Shortfall)                  Shortfall

If the operating profits for either year is less than 20% below the specified operating profit for such year ("Minimum Amount"), the number of shares of common stock of Buyer which shall be payable for such year shall be a fraction of said Adjustment Shares, the numerator of which is the amount by which the operating profits for such year exceeds the Minimum Amount, not to exceed the difference between the operating profit set forth above and the Minimum Amount ("Difference") and the denominator of which is the Difference. The shares of common stock of Buyer shall be converted into shares of InfoCure at the Exchange Ratio pursuant to the offering to be made in accordance with the S4 Registration Statement.

                 (b) Buyer shall cause, at its expense, an income statement showing total revenues and net operating profit of the Company and HCD combined to be prepared as of January 31, 1998 and January 31, 1999. The income statement shall be completed within sixty (60) days after the end of the calendar year. As soon as such financial statement is available to Buyer, Buyer shall deliver to Shareholders the financial statement. Shareholders shall have thirty (30) days to review and object to the income statement. Any disagreements as to the calculation of and amounts of any proposed adjustment to be made to the income statement, if not mutually resolved, shall be resolved as provided in paragraph 9.5, except that the arbitrator(s) shall be person(s) experienced in financial and accounting maters. Upon the final resolution of each financial statement, the amount of the post-closing adjustment shall be immediately delivered to the appropriate parties from the Escrow Shares, subject to the amount to remain in escrow after the post-closing adjustment as provided in paragraph 2.5 above and the Escrow Agreement.

                 (c) For purposes of this paragraph 2.7 only, net operating profits shall not be reduced for any income taxes, interest, expenses related to the Public Offering, allocations of corporate overhead by Buyer or its subsidiaries (other than the Company and HCD), or expenses related to corporate meetings and other divisions.

                 (d) The total revenues and net operating profits are to be adjusted to reflect any acquisition or disposition of the businesses of the Company or HCD, or any part thereof, as currently constituted as reasonably agreed upon by the parties in good faith and in the event of any dispute, such dispute shall be resolved as set forth in paragraph 10.5 hereof.

                                  SECTION III.
               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

         The Shareholders, jointly and severally, represent and warrant to Buyer on the date hereof as follows:

         3.1      CORPORATE

                 (a) Except as set forth in Section 3.1(a) of the Disclosure Schedule, Company is a corporation duly organized, validly existing and in good standing under the laws of Florida and is qualified to conduct business in Georgia and in all other jurisdictions in which the character of its assets and the nature of its business requires it to be qualified to do business and in which the failure to be so qualified could have a materially adverse effect on its business, operations, prospects, assets or financial condition.

                 (b) Except as set forth in Section 3.1(a) of the Disclosure Schedule, a true, correct and complete copy of the Articles of Incorporation and bylaws of Company are as set forth in Section 3.1(b)(i) of the Disclosure Schedule. There are 52,083 shares of common stock of Company issued and outstanding and there are no warrants, options, convertible securities or other rights to acquire capital stock outstanding.

                 (c) To the knowledge of the Management of Company, Company holds all licenses, permits, authorizations and other approvals from all governmental authorities necessary for the conduct of the Business of Company, which failure could have a material adverse affect on its business, operations, prospects, assets or financial condition of Company. A complete list of such licenses, permits, authorizations and approvals are set forth in Section 3.1(c) of the Disclosure Schedule.

                 (d) This Agreement constitutes the legal, valid and binding obligation of the Shareholders, enforceable against the Shareholders in accordance with its terms. Upon the execution and delivery by the Shareholders of the Escrow Agreement, the Escrow Agreement will constitute the legal, valid and binding obligation of the Shareholders, enforceable against the Shareholders in accordance with its respective terms.

                 (e) Company has no subsidiaries.

                 (f) The shareholders of Company of record are the beneficial owners and the shares of common stock of Company owned by each shareholder and the holders of all warrants, options, convertible securities and other rights to acquire common stock of Company are set forth in Section 3.1(f) of the Disclosure Schedule.


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         3.2      FINANCIAL STATEMENTS.

                 (a) Except as disclosed in Section 3.2(a) of the Disclosure Schedule, the audited balance sheets as of December 31, 1995 and September 30, 1996 and the statements of income of Company for the periods then ended compiled by BDO Seidman present fairly in all material respects in the aggregate the results of the operations of Company during those periods. Said financial statements are sometimes collectively referred to as "Financial Statements." A true, correct and complete copy of the Financial Statements are set forth in
Section 3.2(a) of the Disclosure Schedule.

                 (b) Section 3.2(b) of the Disclosure Schedule contains a list of the amounts outstanding under all indebtedness of the Company to financial institutions and other lenders, including loans from Shareholders and capital leases, and the principal amounts outstanding as of January 31, 1997. Correct and complete copies of each such loan agreements, if any, have been furnished to Buyer.

         3.3      CUSTOMERS

                 (a) Company has granted more than 235 licenses to use the Software to end users. Section 3.3(a)(i) of the Disclosure Schedule contains the list of the licensed users of the Software who are currently provided maintenance under an annual maintenance agreement with the Company. Section 3.3(a)(i) of the Disclosure Schedule shall be updated as of the Closing. Section 3.3(a)(ii) of the Disclosure Schedule contains a list of the licensed users of the Software who have contracted for maintenance and support during the period January 1, 1996 through December 31, 1996 on a time and material basis. Section 3.3(a)(iii) of the Disclosure Schedule contains a list of all customers of Company whose aggregate fees and other charges during the twelve (12) month period ending December 31, 1996 exceeded $50,000.

                 (b) Except as set forth in Section 3.3(b) of the Disclosure Schedule, Company has not received any notice or other communication (written or, to the knowledge of the Management of Company, oral) from any customer listed on Section 3.3(a)(i), (ii) or (iii) of the Disclosure Schedule terminating or reducing in any material respect the amount of business conducted with Company. To the knowledge of the Management of Company, the consummation of the transactions contemplated herein will not have a material adverse effect on the business relationships with any of the customers listed on Section 3.3(a)(iii) of the Disclosure Schedule.

                 (c) Section 3.3(c) of the Disclosure Schedule sets forth a list of licensees of the Software for which Company has any warranty or other unfulfilled obligation under the applicable License Agreement and a description of the unfulfilled obligation and the agreement under which it arises. Company is not in material breach of its obligations thereunder.

         3.4      ABSENCE OF CERTAIN FINANCE AND BUSINESS CHANGES.

                 (a) Since September 30, 1996, there has not been any (i) event or events due to actions or omissions of the Company and/or its employees which will have a material adverse effect taken as a whole on the financial condition or Business of Company (including software and service revenues) except as set forth in Section 3.4(a) of the Disclosure Schedule or (ii) declaration or payment of any dividend on the capital stock or the redemption of any shares of capital stock of Company.

                 (b) Since September 30, 1996, no material loss, damage or destruction of the tangible assets has occurred, whether or not covered by insurance, which had a material adverse affect on the financial condition of Company or on the Business.

                 (c) Since September 30, 1996, the Business has been conducted substantially in the manner heretofore conducted consistent with past practices, including with respect to the fees charged and the terms and conditions of the License Agreements and maintenance and support agreements entered into, and no waiver or release of any right was granted by the Company except (i) of an immaterial value and (ii) in the ordinary course of business consistent with past practices and no assets were sold except for the licensing of the Software, sale of the Hardware and sale of Third Party Software in the ordinary course of the Business.

         3.5 GUARANTIES/LIENS. Company is not guaranteeing the obligations of any person and has no commitment to guarantee any of the obligations of any person and is not currently granting and Company has no commitment to grant to anyone an interest in or lien on any of its assets to secure the obligations of Company or another except as set forth in Section 3.5 of the Disclosure Schedule.

         3.6 NO UNDISCLOSED LIABILITIES. Except as set forth in Section 3.6 of the Disclosure Schedule, Company has no liabilities, absolute or contingent, known or unknown, except those recorded on the Financial Statements as of September 30, 1996 and those incurred in the ordinary course of business of Company since September 30, 1996, all of which are recorded on the financial books and records of Company, are consistent with past practices and are not in the aggregate materially adverse to the financial condition or prospects of Company.

         3.7 ACCOUNTS RECEIVABLE. Except as set forth in Section 3.7 of the Disclosure Schedule, the accounts receivable of Company, billed and unbilled, as of the Merger will be valid and enforceable obligations of third parties and will be collectible in full, without offset or fulfillment of any condition, within six (6) months of their due date without the engagement of any collection agency or attorney or the commencement of any action, except to the extent any reserves for bad debts and doubtful accounts established on its financial books and records as of the Closing, which reserves have been established in a manner which is consistent with past practices. In the event that any such receivables are not collected within said six months, in determining amounts to be indemnified pursuant to Article X, any subsequent recovery net of the cost of recovery shall be deducted from the amounts to be indemnified for all purposes.

         3.8      OWNERSHIP OF INTELLECTUAL PROPERTY

                  (a) Software. Except as set forth in Section 3.8(a) of the Disclosure Schedule, Company is the sole and exclusive owner (including as copyright owner) throughout the United States of (i) the Software, including the software and software code developed or being developed by or on behalf of or at the request of Company (regardless of the state of the development of the software and whether it has been released); and (ii) the Software constitutes all the software used and/or licensed in the conduct of the Business of Company, except for the Distributor Software and the Development Software. Except as set forth in Section 3.8(a) of the Disclosure Schedule, Company has not granted licenses to others to use or to sublicense others to use the Software outside the United States and to the knowledge of the Management, the Software or derivatives thereof are not being used or distributed outside of the United States.

                  (b) Other Intellectual Property Rights. Except as set forth in
Section 3.8(b)(i) of the Disclosure Schedule, Company is the sole and exclusive owner throughout the United States of (i) all Copyrights, whether or not registered; (ii) all other Intellectual Property rights, including, without limitation, trade secrets, know-how, inventions (patented and unpatented), and discoveries, including those embodied in or used in the development of the Software, or any part thereof, and the screen displays generated by the Software; and (iii) all Documentation; in each case except the Development Software used in the development of the Software and the Distributor Software. The Copyrights, Trademarks, Software, Documentation, and other Intellectual Property are collectively hereinafter referred to as "Company Intellectual Property". Section 3.8(b)(ii) of the Disclosure Schedule contains a correct and complete list of all registered Copyrights, the date of registration and jurisdiction of such registrations. Company has not filed any patent applications and does not hold any patents.

                  (c) Trademarks. Company is the sole and exclusive owner of the Trademarks which include all identifying names and marks which are associated with the Software or which are otherwise used in the Business conducted by Company. A complete and correct list of all the Trademarks is set forth in
Section 1.1(v) of the Disclosure Schedule. Section 1.1(v) of the Disclosure Schedule also lists the date of registration, registration number, and jurisdiction of the registration of each Trademark or the date of application if the trademark application is pending.

                  (d) Software Developers. Section 3.8(d) of the Disclosure Schedule sets forth the list of all persons and entities (other than past or present full-time employees of Company) that have been engaged by the Company at any time, directly or indirectly, in the design, development, correction, improvement, modification, and/or enhancement of the Software, Documentation, Copyrights and/or Trademarks. Section 3.8(d) of the Disclosure Schedule also identifies the written agreements and describes all oral agreements pursuant to which each such person or entity assigned or licensed its rights in such intellectual property to Company or acknowledged Company's ownership rights therein. Correct and complete copies of each such agreement or assignment or license has been furnished to Buyer. The employees and former employees of Company do not have any right, title or interest in the Software, Copyrights, Trademarks, or other Company Intellectual Property. Section 3.8(d) of the Disclosure Schedule sets forth the current form of agreements with its employees regarding ownership of the Company Intellectual Property.

                 (e) Rights of Licensees. The ownership rights of Company in Company Intellectual Property are subject only to the non-exclusive licenses granted to end users and to distributors of the Company as described in paragraph 3.10 of this Agreement.

                 (f) No Infringements. The Company Intellectual Property does not, and did not at any time, violate or infringe any copyright, patent, trade secrets, know-how, trademarks or other intellectual property rights of any third party, is not in the public domain, has not been licensed and/or permitted to be duplicated except as disclosed in this Agreement or provided by law and, to the knowledge of the Management of Company, The Company Intellectual Property has not been duplicated except as permitted under the applicable licenses and law, has not been reverse compiled or engineered and there are no claims or actions pending or threatened or which have been brought asserting such violation or infringement or that any Company Intellectual Property is in the public domain.

                 (g) Distribution Software and Development Software. Section 3.8(b)(g) of the Disclosure Schedule sets forth the complete and correct list of license agreements pursuant to which Distribution Software and Development Software is licensed to Company. Company does not license to others Distribution Software or Development Software.

                 (h) Confidentiality. Company has taken the actions described in
Section 3.8(h) of the Disclosure Schedule with respect to maintaining the confidentiality of the Company Intellectual Property.

                  (i) Source Code Escrow Agreements. Section 3.8(i) of the Disclosure Schedule contains a list of all source code escrow agreements entered into by Company and all agreements licensing the source code or agreeing to license the source code of the Software. Correct and complete copies of such agreements have been heretofore provided to Buyer.

                  (j) Clear Title. Except for taxes not yet due, the right, title and ownership of Company in the Company Intellectual Property, and all other assets of Company are free and clear of all mortgages, liens, restrictions as to its use or right to license its use, security interests and ownership rights of others except as set forth in Section 3.8 (j) of the Disclosure Schedule.

                 (k) Year 2000. Except as set forth in Section 3.8(k) of the Disclosure Schedule, the design and performance capabilities of the Software insures year 2000 capabilities including calculations which accommodate same century and multi-century formulas and date values.

         3.9      PROPERTY AND EQUIPMENT

                 (a) Section 3.9 of the Disclosure Schedule lists the fixed assets, including equipment, used in the Business of Company as currently conducted which are owned by Company and those which are leased by the Company ("Leased Property"). Section 3.9 of the Disclosure Schedule contains a correct and complete copy of the agreements for the Leased Property. The fixed assets owned by the Company and the Leased Property are generally in good operating condition and repair, reasonable wear and tear excepted and constitute all of the fixed assets used in the Business.

                 (b) Company is not in default in the payments due under the leases of the Leased Property or any other obligation which would give the lessor the right to terminate the lease for the Leased Property.

                 (c) Since December 31, 1996, Company has not sold or otherwise disposed of any fixed assets except as set forth in Section 3.9 of the Disclosure Schedule.

         3.10     LICENSE AGREEMENTS

                 (a) Company has not sold to others or leased or licensed others to use the Company Intellectual Property, or any part thereof, except the granting of written non-exclusive rights (i) to end users to use released versions of the Software and Documentation in the ordinary course of the Business pursuant to end user license agreements; and (ii) to distributors, dealers, OEM's and other remarketers (collectively "Distributors") to use and sublicense the Software and Documentation. Section 3.10(a) of the Disclosure Schedule contains a correct and complete list of the Distributors. A correct and complete copy of all written agreements with Distributors currently outstanding has been previously furnished to CMA. To the extent any agreement with a Distributor is not in writing, a complete description of the understanding is set forth in Section 3.10(a) of the Disclosure Schedule.

                 (b) The standard form of end user license agreement used by Company since December 31, 1995 to license the Software is contained in Section 3.10(b) of the Disclosure Schedule.

                 (c) Section 3.10(c) of the Disclosure Schedule contains a list of all License Agreements, which Company has not completed its performance thereunder, except for ongoing warranty and maintenance and support undertakings therein, which list shall be updated as of the Closing.

                 (d) Unfulfilled warranty obligations under the License Agreements are described in Section 3.10(d) of the Disclosure Schedule, which description shall be updated as of the Closing. To the knowledge of Management all such obligations can be fulfilled in the ordinary course of providing support and maintenance services.

                 (e) The Company is not in material default of its obligations under any License Agreement.

                 (f) Section 3.10(b) of the Disclosure Schedule includes all unfilled commitments to sell, lease or license any Company Intellectual Property hereafter.

                 (g) Distributor Software is licensed by the Company as set forth in Section 3.10(g) of the Disclosure Schedule.

         3.11    CONSULTING AND DEVELOPMENT AGREEMENTS. Except as described in
Section 3.11 of the Disclosure Schedule, there are no consulting and software development agreements, written and oral, entered into by Company pursuant to which others performed or are performing services as a consultant or in a similar capacity or are developing software (regardless of the party who is to hold title to the software) for Company for use or license by Company.

         3.12    MAINTENANCE/COMMITMENTS.

                 (a) Section 3.12(a) of the Disclosure Schedule sets forth a correct and complete description of all commitments of Company outstanding to provide support and/or maintenance services for any customer, including to provide patches, corrections, improvements, modifications and enhancements of the Software ("Maintenance Agreements"). A copy of all written Maintenance Agreements has been made available to Buyer and, to the extent the Maintenance Agreements are not in writing, a complete description of the understanding is set forth in Section 3.12(a) of the Disclosure Schedule. The current standard form of Maintenance Agreement is set forth in Section 3.12(a) of the Disclosure Schedule.

                  (b) Section 3.12(b) of the Disclosure Schedule sets forth all commitments of Company to develop any special feature or function for any customer or to port any software for any customer not otherwise disclosed pursuant to this Agreement ("Development Agreements"). A correct and complete copy of the written agreements has been furnished to Buyer and a description of all oral agreements is set forth in Section 3.12(b) of the Disclosure Schedule. To the extent any such agreement or commitment, whether legally binding or not, is oral, a summary thereof is set forth in Section 3.12(b) of the Disclosure Schedule.

                  (c) Company has substantially complied with its obligations accrued to date under the Maintenance Agreements and Development Agreements and there is no default by Company arising under the Maintenance Agreements or Development Agreements which could give the other party the right to terminate the agreement or to demand money damages.

         3.13 ALL INTANGIBLE ASSETS USED IN THE BUSINESS. The Company Intellectual Property, the Distributor Software and the Development Software constitute all of the intangible assets used in the conduct of the Business as conducted since September 30, 1996 and as currently being conducted.

         3.14    EMPLOYEES/CONSULTANTS/DIRECTORS.

                 (a) Section 3.14(a) of the Disclosure Schedule sets forth a list of all current employees and consultants engaged by Company or serving in such capacity as of December 31, 1996 and their compensation. Section 3.14(a) of the Disclosure Schedule will be updated as of the Closing;

                 (b) The employees of the Company are not represented by any collective bargaining representative or otherwise organized;

                 (c) Section 3.14(c) of the Disclosure Schedule lists all employee benefit plans which are currently in effect or as to which Company has any ongoing obligation or liability. The term "employee benefit plan" means any employment or consulting contract, deferred compensation, profit sharing, pension, bonus, stock option, stock purchase or other fringe benefit or compensation arrangement or commitment, written or oral, including each welfare plan (as defined in Section 3(1) of the Employment Retirement Income Security Act of 1974, as amended ("ERISA"), which Company has established or maintained or in which any of its employees participate or have participated or under which Company has an obligation to make contributions or to pay benefits. Company has no obligations to provide any benefits to any retired or former employees, including medical and hospital benefits (excluding COBRA);

                 (d) Company has no ERISA affiliate and never had an ERISA affiliate;

                 (e) The 401(k) Plan made available to employees of Company is in substantial compliance and has been in substantial compliance with all applicable laws and regulations regarding the establishment, maintenance and operation of the 401(k) Plan and the assets held pursuant thereto all contributions by Company have been paid or properly accrued on its financial books and all reports have been timely filed; and

                 (f) Company has no employment contracts or agreements with any of its employees except agreements as to inventions, discoveries and copyright ownership, a copy of which has been previously provided to Buyer. Schedule 3.14(f) of the Disclosure Schedule contains a copy of the most recent employee benefit brochure provided or made available to the employees of the Company. Except as set forth in Section 3.14(f) of the Disclosure Schedule, all employees are "at will" employees of Company.

         3.15    ASSUMED AGREEMENTS.

                 (a) Sections 3.2(b), 3.10(b) and (d), 3.12(a), 3.12(b), and
3.15(a) of the Disclosure Schedule list all agreements of Company as of December 31, 1996 under which the Company has not performed all of its obligations not otherwise disclosed in the Disclosure Schedule (i) for amounts payable to it in excess of $5,000 or (ii) which are not to be fulfilled within six (6) months of the Closing other than Maintenance Agreements ("Material Contracts"). Section 3.15(b) shall be updated as of the Closing. Such commitments represent all of the then outstanding Material Contracts and, to the knowledge of the Management of Company, all of the Material Contracts can be performed by the Company in the ordinary course of business without a financial loss to Company.

                 (b) Company is not in default of any term or condition under any Material Contract and no default by Company has occurred which under any such Material Contract could constitute a default which would give the other party the right to terminate the Material Contract or to demand money damages.

                 (c) Company has not waived any of its material rights under any Material Contract nor is the other party to such Material Contract in default in any material respect thereunder.

                 (d) Correct and complete copies of the Material Contracts listed in Section 3.15(a) of the Disclosure Schedule have been made available to Buyer.

         3.16 LITIGATION AND ADVERSE EVENTS. There are no investigations, suits, actions, administrative, arbitration or other proceedings pending, or, to the knowledge of the Management of Company, threatened against Company.

         3.17    COMPLIANCE WITH APPLICABLE LAW. Except as set forth in Section
3.17 of the Disclosure Schedule, Company is in substantial compliance with all applicable laws, statutes, ordinances, permits and regulations, including all such laws, statutes, ordinances and regulations relating to wages, tax withholdings, hours, equal pay, equal opportunity, and pollution of the environment, and there are no violations which, if enforced, would materially adversely affect the Business or prospects of the Business after the Closing or the value of the Business; and no proceeding alleging any such violation is pending or, to the knowledge of the Management of Company, threatened.

         3.18    TAXES AND TAX RETURNS.

                 (a) Except as set forth in Section 3.18 of the Disclosure Schedule, Company has timely filed with the appropriate governmental agencies all tax returns and reports required to be filed by it (or obtained extensions in which to file). Except as set forth in Section 3.18 of the Disclosure Schedule, Company has timely paid or accrued all taxes and tax withholdings.

                 (b) Company has provided Buyer with correct and complete copies of all tax returns, including income, property and sales tax returns filed for the years 1992 to date. No tax returns of the Company are currently being audited by any governmental authority.

         3.19 CONSENTS. No consents or approvals are required to effect the transactions contemplated herein by the Company and the Shareholders, except as set forth in Section 3.19 of the Disclosure Schedule.

         3.20 BROKERS AND FINDERS. None of the Shareholders or Company nor any of its officers, directors, employees or agents have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement which is payable, directly or indirectly, by Buyer or Company.

         3.21 RELATED TRANSACTIONS. Section 3.21 of the Disclosure Schedule contains a complete and correct list of all transactions since September 30, 1996 or currently in effect between Company and any Shareholder or Affiliate of any Shareholder except employment and related benefits arising therefrom and other transactions otherwise disclosed as between the Company and any Shareholder or affiliate of any Shareholder in the Disclosure Schedule.

         3.22 NO UNTRUE STATEMENTS. No statements (including representations and warranties) contained in this Agreement (including in the Disclosure Schedule and documents described as having been provided to Buyer in this Agreement or in the Disclosure Schedule), contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and in the Disclosure Schedule not misleading.

                                   SECTION IV.
                INVESTOR REPRESENTATIONS REGARDING THE SECURITIES

         4.1     INVESTMENT REPRESENTATIONS.

                 Each Shareholder represents to Buyer as follows:

                 (a) The Shareholder is acquiring the common stock of Buyer for the account of the Shareholder (and not for others) and for investment purposes only and not with a view to distribution, as such is defined by the Securities Act of 1933, as amended ("Act"), or any rule or regulation promulgated thereunder ("Rules"), in violation of the Act or any of the Rules;

                 (b) The Shareholder has such knowledge and experience in financial and business matters that the Shareholder is capable of evaluating the merit and economic risks of this particular investment and acknowledges that an investment in the common stock of Buyer involves risks, including the risks set forth in the S4 Registration Statement.

                 (c) The Shareholder agrees that the certificate or certificates representing the common stock of Buyer shall be inscribed with the legend that such stock may not be transferred in the absence of an effective registration statement under the Act covering the stock or an opinion of counsel satisfactory to Buyer that registration is not required. In addition, such stock may not be transferred except as permitted under the provisions of the standstill agreement set forth in paragraph 8.2 hereof and the Acts and Rules.

                 (d) In making this decision to acquire the common stock of Buyer, the Shareholder has been given the opportunity to discuss the business, management and financial affairs of Buyer and their subsidiaries with officers of Buyer and has had the opportunity to ask questions of, and to receive answers from, such officers and to obtain additional information necessary to verify the accuracy of the information received and to evaluate Buyer and an investment in the common stock of Buyer and the Shareholder desire no further information for such evaluation. The Shareholder acknowledges receipt of a copy of the SB Registration Statement as filed with the Commission on December 27, 1996 and the S4 Registration Statement as filed with the Commission on January 28, 1997.

                 (e) The Shareholder acknowledges that no representations were made by Buyer to the Shareholder with respect to the business, management or financial affairs of Buyer except as set forth in Section V of this Agreement and except that Buyer and InfoCure are negotiating with several companies the purchase or merge of their businesses by or into Buyer or InfoCure or a subsidiary thereof ("Acquisitions") and the financing of the cash payments for such Acquisitions through the Public Offering by InfoCure into which Buyer intends to merge ("Merger") upon the effective dates of the SB and S4 Registration Statements, all as more fully described in the SB Registration Statement. The Shareholder acknowledges that there can be no assurances that the Acquisitions will be effected or that the Public Offering will occur or the net proceeds of the Public Offering will be sufficient to meet the obligations of InfoCure including working capital requirements or that the companies after the Acquisition will be profitable. The Shareholder acknowledges that no representations are made by Buyer as to the definitive Exchange Ratio.

                 (f) The Shareholder acknowledges that no representations are or were made by Buyer with respect to the business or financial condition of Buyer except as set forth herein and in the S4 and SB Registration Statements (subject to subsequent amendments hereto and thereto) and no representations are made with respect to any business plan or projections of Buyer or InfoCure.

                 (g) The Shareholder understands and agrees that the common stock of the Buyer to be acquired by the Shareholder as herein provided, if it is not issued pursuant to an effective registration statement filed with the Commission, shall be inscribed with a legend to the effect that the common stock of Buyer may not be transferred in the absence of an effective registration statement under the Act covering the common stock of Buyer or an opinion of counsel satisfactory to Buyer, that registration is not required under the Act.

                 (h) The Shareholder acknowledges that no registration statement relating to common stock of Buyer to be delivered pursuant to this Agreement has been filed at this time under the Act or under the laws of any state and that the common stock of Buyer must be held by the Shareholder for an indefinite period of time (at least two years under current rules) unless the common stock of Buyer, before the expiration of that period, is registered under the Act and any applicable state law or unless an exemption from such registrations is available. The Shareholder realizes that there is no existing market for the common stock of Buyer which is not freely tradeable. The Shareholder further acknowledges that Buyer is under no obligation to register the shares of common stock of Buyer owned by the Shareholder or to aid the Shareholder in obtaining any exemption from the registration requirements or permits to sell the securities.

                 (i) The Shareholder agrees that the shares of common stock of Buyer may not be transferred without compliance with applicable federal and state laws.

                 (j) The Shareholder acknowledges that there are no assurances that the underwriters will proceed with the Public Offering or that the Public Offering will become effective.

         4.2 OWNERSHIP OF COMPANY SHARES. Each Shareholder represents to Buyer that the Shareholder is the sole and exclusive record and beneficial owner of all shares of Company Shares registered in the Shareholder's name as set forth in Section 3.1(f) of the Disclosure Schedule. Section 3.1(f) of the Disclosure Schedule contains the principal residence or domicile of the Shareholder. Each Shareholder represents that the shares of Company Shares registered in the Shareholder's name are free and clear of any and all liens, restrictions, claims, charges, options, rights of first refusal or encumbrances, with no defects of title whatsoever. Each Shareholder has the exclusive right, power and authority to vote and to transfer the Company Shares registered in the Shareholder's name. Each Shareholder represents that the Shareholder's right, title and interest in the Company Shares were acquired on or before January 1, 1990 and no other person has any right, title or interest therein.

                                   SECTION V.
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to the Shareholders on the date hereof as follows:

         5.1 ORGANIZATION AND STANDING OF BUYER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; has full corporate power and authority to conduct the business of developing, distributing and marketing software, including through its subsidiaries, and has full right, power and authority to issue the shares of common stock as part of the Purchase Price, as contemplated by this Agreement.

         5.2     AUTHORIZATION

                 (a) The execution, delivery and performance of this Agreement, including the issuance of the common stock of Buyer, have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms. Upon the execution and delivery by Buyer of the Escrow Agreement, the Escrow Agreement will constitute the legal, valid and binding obligation of Buyer, enforceable agreement Buyer in accordance with its terms.

                 (b) The execution and delivery of this Agreement, and the consummation by Buyer of the transactions contemplated herein on the Closing, will not (with or without the giving of notice, lapse of time or both) violate, conflict with or result in a default under, any of the provisions of the certificate of incorporation or by-laws of Buyer, any mortgage, indenture, contract, agreement, license, permit, instrument, judgment, decree, order, statute, regulation or ruling of any court or governmental authority to which Buyer is a party or by which it is bound.

                 (c) The common stock of Buyer to be issued and delivered to Company will be validly issued, fully paid and non-assessable securities and will not be subject to any outstanding warrants, options, preemptive rights or other restrictions except those arising under applicable federal and state securities laws.

         5.3 BROKERS AND FINDERS. Neither Buyer nor any of its officers, directors, employees or agents have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement which is payable directly or indirectly by the Shareholders.

         5.4 NO UNTRUE STATEMENTS. No statements (including representations) by Buyer contained in this Agreement, and no written statements furnished by Buyer to the Shareholders pursuant to this Agreement, contain any untrue statement of a material fact, or omit to state a material fact necessary in order to make the statements therein contained not misleading.

         5.5 REGISTRATION STATEMENTS. The S4 and SB Registration Statements do not contain any untrue statement of a material fact or omit to state therein such facts required to be stated therein or necessary to make such statements therein not misleading. The foregoing representa tion does not include any statement in the S4 and SB Registration Statements furnished to the Buyer or InfoCure Corporation by any Shareholder for use in connection with the preparation of the S4 and SB Registration Statements or any omission by any Shareholder to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

                                   SECTION VI.
                     CONDITIONS TO THE OBLIGATIONS OF BUYER

         Each and every obligation of Buyer under this Agreement to be performed on or prior to the Closing Date shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which condition may be waived in writing by Buyer, but such waiver shall not waive any representation, warranty or covenant of the Shareholders.

         6.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE. The representations and warranties made by the Shareholders herein as of the date of this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as though made on the Closing Date; the Shareholders shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed and complied with by them prior to or on the Closing; and the Shareholders shall have delivered to Buyer a certificate of the Shareholders dated the Closing, certifying as to the fulfillment of the foregoing conditions.

         6.2 THIRD PARTY CONSENTS. All consents, approvals or authorizations from third parties or government agencies required to consummate the transactions contemplated hereby and contemplated by this Agreement, including the consents set forth pursuant to paragraph 3.19.

         6.3 OPINION OF COUNSEL TO THE SHAREHOLDERS. An opinion of counsel to the Shareholders dated the Closing Date and addressed to Buyer reasonably satisfactory in all respects to Buyer.

         6.4 AUTHORIZATION. Evidence that all actions required to be taken by the Shareholders or Company pursuant to this Agreement, including the execution and delivery thereof, has been taken to authorize and consummate the transactions contemplated herein.

         6.5 UPDATE DISCLOSURE SCHEDULE. The Shareholders shall have updated the Disclosure Schedule as herein provided.

         6.6 ESCROW AGREEMENT. The Shareholders have executed the Escrow Agreement.

         6.7 EMPLOYMENT AGREEMENT. Buyers and M. Wayne George shall have entered into an employment agreement in form and substance satisfactory to Buyer.

         6.8     PUBLIC OFFERING.  The Public Offering shall have commenced.

         6.9 S4 REGISTRATION STATEMENT. S4 Registration Statement, which includes the shares of common stock of InfoCure to be issued pursuant to the Merger of Buyer into InfoCure, has been declared effective by the Commission.

                                  SECTION VII.
                CONDITIONS TO THE OBLIGATIONS OF THE SHAREHOLDERS

         Each and every obligation of the Shareholders under this Agreement to be performed on or prior to the Closing shall be subject to the satisfaction on or prior to the Closing of each of the following conditions, any of which conditions may be waived in writing by the Shareholders, but such waiver shall not waive any representation, warranty, or covenant of Buyer:

         7.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE. The representations and warranties made by Buyer herein as of the date of this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as though made on the Closing Date; Buyer shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed and complied with by it on or prior to the Closing Date; and Buyer shall have delivered to the Shareholders a certificate of an officer of Buyer, certifying as to the fulfillment of the foregoing conditions.

         7.2 OPINION OF COUNSEL TO BUYER. An opinion of Glass, McCullough, Sherrill & Harrold, LLP, counsel to Buyer, dated the Closing reasonably satisfactory in all respects to the Shareholders.

         7.3 COMMON STOCK OF BUYER. The Common Stock of Buyer is delivered by Buyer to the Shareholders.

         7.4 AUTHORIZATION. Evidence that all actions required to be taken by Buyer pursuant to this Agreement have been taken, including instructions to the transfers agent to issue the common stock of Buyer and deliver the certificates to the Shareholder and/or Escrow Agent and delivery of copies of the articles of incorporation, bylaws, and board resolutions certified by the secretary or assistant secretary of Buyer evidencing the authorization of the issuance of the common stock of Buyer.

         7.5     ESCROW AGREEMENT. The parties have entered into the Escrow
Agreement.

         7.6     PUBLIC OFFERING.  The Public Offering shall have commenced.

         7.7 S4 REGISTRATION STATEMENT. The S4 Registration Statement which includes the shares of common stock of InfoCure to be issued pursuant to the Merger of Buyer into InfoCure, has been declared effective by the Commission.

         7.8 REPAYMENT OF SHAREHOLDER LOANS. All indebtedness of the Company for loans from Shareholders shall be paid in full.

         7.9 THIRD PARTY CONSENTS. All consents, approvals or authorizations from third parties or governmental agencies to consummate the transactions contemplated hereby and contemplated by this Agreement have been received.

         7.10 EMPLOYMENT AGREEMENT. M. Wayne George and Buyer shall have entered into an Employment Agreement in form and substance satisfactory to M. Wayne George.

                                  SECTION VIII.
                                 OTHER COVENANTS

         8.1 CONDUCT OF BUSINESS. From the date hereof to the Closing except as otherwise consented to or approved by Buyer in writing, the Shareholders hereby covenant and agree that they shall cause Company:

                 (a) Maintain Corporate Existence, Etc. (i) to conduct the Business in a diligent manner, consistent with past management practices, including maintaining adequate personnel to maintain, develop, enhance, support and market the Software; (ii) to market and license the Software and Distributor Software and Hardware to end users; (iii) grant non-exclusive licenses of the Software and Distributor Software to end users pursuant to its standard end user license agreement at its standard fees in the ordinary course of its business; and (iv) not appoint new distributors without the prior written consent of Buyer.

                 (b) Disposition of Assets. Not to sell or otherwise dispose of any asset except for the granting of non-exclusive licenses as permitted pursuant to paragraph 8.1(a).

                 (c) Full Access. To afford to Buyer, and to its counsel, accountants and other authorized representatives, full access to the facilities, contracts, books, records, Software, key personnel and public accountants of Company during normal business hours upon reasonable prior notice; and to cause its officers and employees to promptly furnish such additional financial and operating data and other information as Buyer or its authorized representatives shall from time to time reasonably request.

         8.2 STANDSTILL AGREEMENT. Each Shareholder agrees to execute the standstill agreement in the form attached hereto as Exhibit 8.2. Buyer represents that the form of the standstill agreement is identical to those being executed by the directors and executive officers of Buyer.

         8.3 COVENANTS RELATING TO TAXES. Following Closing, in the event that the Company receives notice of any audit of any tax return for the Company for any taxable period, through and including the Closing Date by any taxing authority, the Company shall promptly notify the Shareholders, individually, of the commencement of any such audit or examination and the Shareholders may participate in such audit or examination and shall be kept fully apprised of the progress of such audit or examination. The Company shall keep the Shareholders fully apprised of the progress of such audit examination and the Shareholders may participate in such audit or examination. The Company agrees that it will not agree to any audit or revision that would result in taxable income to the Shareholders, without the Shareholders' approval.

                                   SECTION IX.
                          CONFIDENTIALITY AND SECURITY

         9.1     CONFIDENTIALITY

                 (a) The parties acknowledge that information, documents and materials have hereafter been exchanged under a confidentiality understanding. The provisions of this Section IX reflect the understanding with respect to, and shall govern, all such exchanges and the permitted use and disclosure by a party or its Affiliate hereafter of any confidential information and trade secrets of the other party regardless of when acquired. Each party hereto hereby agrees that all information, documents and materials the party ("Recipient") received heretofore and receives hereafter from any other party or its Affiliate ("Owner") shall be considered valuable assets of such Owner and shall at all times to be treated by the Recipient and the officers, directors, employees and agents of the Recipients as confidential information or trade secrets of the Owner if so identified as such or which under the circumstances surrounding disclosure ought to be treated as confidential information or trade secrets of the Owners. Each party hereto, as a Recipient, hereby agrees that it shall not hereafter (and shall use commercially reasonable efforts to ensure that its Affiliates, officers, directors, employees and consultants do not) in any manner, directly or indirectly (i) transmit, disclose or otherwise communicate or make available any such confidential information or trade secrets to any third party, or (ii) use the same for its own account or for the benefit of any third party, other than as permitted by this Agreement; or (iii) make any copies of any such confidential information or trade secrets except as is necessary to perform its obligations or exercise its rights hereunder. The parties each agree not to reverse engineer or reverse compile the computer software of any other party.

                 (b) Each party hereto as Recipient shall take all commercially reasonable actions necessary or desirable, including with respect to its officers, directors, employees and consultants having access to the confidential information or trade secrets, to satisfy its obligations to protect and maintain the confidentiality and security of such confidential information or trade secrets, including the source code of the Software.

                 (c) It is recognized and acknowledged between the parties hereto that the covenants respecting confidentiality set forth in this Section IX hereof are essential elements of this Agreement and shall continue after the Closing or the termination of this Agreement for any reason. Each party further acknowledges that the Owner of the confidential information and trade secrets may have no adequate remedy at law if the Recipient shall violate the terms thereof. In such event, the Owner shall have the right, in addition to any other rights and remedies it may have, to obtain in any court of competent jurisdiction injunctive relief to restrain any breach or threatened breach thereof or otherwise specifically enforce the provisions of this Agreement without proof of actual damages.

                 (d) The parties each agree as follows:

                     (i) Confidential information or trade secret of the Owner that is disclosed shall not be disclosed to others, except to directors, officers, employees and consultants of the Recipient having a need to know in connection with the consideration and/or consummation of the transactions contemplated herein and Recipient shall be responsible for and other person's compliance with the confidentiality obligation of this Section IX.

                     (ii) The Recipient, when receiving such confidential information or trade secrets from the Owner, shall protect such confidential information and trade secrets with the same degree of care that Recipient regularly employs to safeguard its own confidential information or trade secret of like importance from unauthorized use or disclosure.

                     (iii) The rights and obligations of the parties with respect to all such confidential information and trade secrets of the Owner that is disclosed and subject to this Agreement shall survive termination of this Agreement and shall remain in effect for a period of five (5) years from the date of this Agreement; provided however that the expiration of the above five
(5) years shall not affect any rights of the parties with respect to patents, trademarks, copyrights and trade secrets which shall be so protected as long as they may be legally protected or constitute a trade secret.

                     (iv) Any portion of such Owner's confidential information or trade secret that:

                          (A) is rightfully received from a third party, who
has a right to disclose it, without accompanying markings or disclosure restrictions;

                          (B) is independently developed by Recipient by
personnel who have not had access to such confidential information or trade secret;

                          (C) is or becomes publicly available through no
wrongful act of the Recipient;

                          (D) is already known by the Recipient as evidenced by
documentation bearing a date prior to the date of disclosure by Owner; or

                          (E) is approved for release in writing by the
President of the Owner;

is not entitled to the protection provided in this Section IX, except for patents, trademarks and copyrights protection as provided by law.

                 (e) Confidential information and trade secrets of Company have been and will be used by Buyer only in connection with its evaluation of Company and the decision to acquire the capital stock of Company and the confidential information and trade secrets of Buyer have been and will be used by the Shareholders only in furtherance of the transactions contemplated herein and in the S4 Registration Statement.

                 (f) Notwithstanding the foregoing, nothing herein shall restrict the right of either party to disclose such confidential information or trade secret that is disclosed pursuant to a judicial or administrative order, but only to the extent so ordered, provided, however, that the party receiving such order shall notify the other party of such order in sufficient time to permit such other party to intervene in response to such order.

                 (g) All such confidential information and trade secrets and copies thereof of Owner shall remain the property of the Owner. All such written confidential information and trade secrets, and any copies thereof, shall be promptly returned to the Owner upon written request, or destroyed at the Owner's options. All reports and other documents prepared by a Recipient containing any such confidential information or trade secrets shall be destroyed at the Owner's written request and the Recipient shall so certify to Owner upon Owner's request that it has been destroyed. The restrictions on disclosure and use shall survive the return and destruction of such written confidential information and trade secrets, reports and other documents and the Closing of the transactions contemplated by this Agreement and the merger of Buyer into InfoCure.

                 (h) Upon the Closing, all trade secrets and confidential information owned by Company shall be deemed to be owned by Buyer or its subsidiary as of the Closing for purposes of this Agreement, including this
Section IX.

                 (i) Notwithstanding the foregoing, nothing in this Section IX shall restrict the disclosure of any confidential information in any registration statement filed with the Commission in contemplation of the Public Offering, including the prospectus which is a part thereof and the public distribution of the prospectus, including the preliminary prospectus and registration statement.

                                   SECTION X.
                                 INDEMNIFICATION


         10.1    INDEMNIFICATION BY THE SHAREHOLDERS.

                 (a) The Shareholders hereby agree, jointly and severally, to indemnify and hold Buyer and Company, including the successor of the Business (collectively "Buyer" for purposes of this Section X only) harmless at all times from and after the Closing Date, against and in respect of the following:

                     (i) All losses, liabilities, costs and damages, including without limitation, interest, penalties and fines, resulting from any (a) breach of a representation or warranty of the Shareholders set forth herein or (b) non-fulfillment of any agreement or covenant, on the part of the Shareholders set forth herein or of any condition precedent (except for the third party consents) as set forth in this Agreement.

                    (ii) All expenses, including reasonable attorney fees, arising from or incurred in connection with suits, proceedings, decrees or judgments incident to any of the foregoing.

All losses, liabilities, costs, damages and expenses for which indemnification is provided in this paragraph 10.1 are collectively referred to as "Buyer Losses".

                 (b) The period during which Buyer must give notice in writing to the Shareholders of claims for indemnification hereunder shall expire on the second anniversary of the Closing except that such period shall be extended to the applicable statute of limitations (i) plus thirty (30) days with respect to claims for unpaid taxes and failure to file required tax reports, including related interest, penalties and fines ("Tax Claims"); (ii) with respect to claims regarding the ownership of Company (including warrants, options and convertible securities) or regarding the ownership by the Shareholders of the Company Shares; (iii) for breaches of any covenant or obligation which first arises after the Closing; or (iv) for breaches of Section IX.

                 (c) Interest at the prime rate as quoted in The Wall Street Journal shall accrue on all amounts to be indemnified from the date of the Closing to the date of payment by the Shareholders, or if payment of a Buyer Loss is made after the Closing by Buyer, from the date of such payment by Buyer to the date of indemnification by the Shareholders.

                 (d) The total liability of the Shareholders under this Section IX shall not exceed the Purchase Price received or to be received by the Shareholders pursuant to Section II.

                 (e) In the event that any third party asserts an action or claim as to which Buyer is entitled to indemnification hereunder, Buyer shall notify the Shareholders in writing of any such asserted liability with reasonable promptness, and the Shareholders shall have a right to compromise or defend any such matter involving such asserted liability, through counsel of its own choosing who shall be subject to the approval of the Buyer, which approval will not be unreasonably withheld, at the expense of the Shareholders; provided, however, that the

Shareholders shall indemnify Buyer against any costs and damages resulting from the failure of the Shareholders to defend or pay such claims. In the event the Shareholders shall notify Buyer in writing promptly of the intention of the Shareholders to do so, Buyer shall cooperate with the Shareholders and their counsel in the compromising of or the defending against any such liabilities or claims, at the expense of the Shareholders and provide the Shareholders with reasonable access to the books and records of Company to the extent necessary for the compliance with any document request and the reasonable defense of such claim.

                 (f) Buyer shall be entitled to payment hereunder only if and to the extent the aggregate Buyer Losses under this Agreement exceed Thirty-Five Thousand Dollars ($35,000).

                 (g) The amount of any Buyer Losses shall be reduced by amounts received by the Buyer under any policy of insurance maintained by Company prior to the Closing. Amounts received from any such policy of insurance after the receipt of payment of any Buyer Losses from the Shareholders shall be promptly reimbursed to the Shareholders.

         10.2    INDEMNIFICATION BY BUYER.

                 (a) Buyer hereby agrees to indemnify and hold the Shareholders harmless at all times from and after the Closing, against and in respect of the following:

                     (i) All losses, liabilities, costs and damages, including without limitation, interest, penalties and fines, resulting from (a) any breach of a representation or warranty of Buyer set forth herein, (b) any non-fulfillment of any agreement or covenant, on the part of Buyer set forth herein, (c) guarantees of any of the Shareholders not released pursuant to paragraph 13.2 hereof, (d) operation of the Company after the Closing except to the extent resulting from negligent acts or omissions of the applicable Shareholder after the Closing Date, or (e) claims relating to the merger of Buyer and InfoCure Corporation.

                     (ii) All expenses, including reasonable attorney fees, arising from or incurred in connection with suits, proceedings, decrees or judgments incident to any of the foregoing.

All losses, liabilities, costs, damages and expenses for which indemnification is provided in this paragraph 10.2 are collectively referred to as "Shareholder Losses."

                 (b) The period during which the Shareholders must give notice in writing to Buyer of claims for indemnification hereunder shall expire on the second anniversary of the Closing except that such period shall be extended to the applicable statute of limitations (i) for breaches of Section IX, (ii) for breaches of any covenant or obligation which first arises after the Closing or
(iii) plus thirty (30) days with respect to claims for unpaid taxes and failure to file required tax reports, including related interest, penalties and fines.

                 (c) Interest at the prime rate as quoted in The Wall Street Journal shall accrue on all amounts to be indemnified from the date of the Closing to the date of payment by Buyer, or if payment of a Shareholder Loss is made after the Closing by the Shareholder, from the date of such payment by any Shareholder to the date of indemnification by Buyer.

                 (d) The total liability of Buyer under this Section X shall not exceed the consideration received or to be received by the Shareholders pursuant to Section II.

                 (e) In the event that any third party asserts an action or claim as to which the Shareholders are entitled to indemnification hereunder, the Shareholders shall notify Buyer in writing of any such asserted liability with reasonable promptness, and Buyer shall have a right to compromise or defend any such matter involving such asserted liability, through counsel of its own choosing who shall be subject to the approval of the Shareholders, which approval will not be unreasonably withheld, at the expenses of Buyer; provided, however, that Buyer shall indemnify the Shareholders against any costs and damages resulting from the failure of Buyer to defend or pay such claims. In the event Buyer shall notify the Shareholder in writing promptly of the intention of Buyer to do so, the Shareholders shall cooperate with Buyer and its counsel on the compromising of or the defending against any such liabilities or claims, at the expense of Buyer and provide Buyer with reasonable access to the books and records of the Company to the extent necessary for the compliance with any document request and the reasonable defense of such claim.

                 (f) The Shareholders shall be entitled to payment hereunder only if and to the extent the aggregate of Shareholder Losses under this Agreement exceed Thirty-Five Thousand Dollars ($35,000); provided however, that the foregoing shall not be applicable to the Shareholders Loss arising out of a breach of paragraph 13.2.

                 (g) The amount of any Shareholder Losses shall be reduced by amounts received by the Shareholder under any policy of insurance. Amounts received from any such policy of insurance after the receipt of payment of any Shareholder Losses from Buyer shall be promptly reimbursed to Buyer.

         10.3 REIMBURSEMENT. Buyer or Shareholders, as the case may be, shall be reimbursed promptly for any Buyer Losses or Shareholder Losses for which it is to be indemnified under paragraphs 10.1 and 10.2. Buyer and the Shareholders shall have the right to set off and deduct any Buyer Losses or Shareholder Losses, as the case may be, against the amount of any obligation of such person however arising to the other person. In the event of any dispute as to the right to set off or deduction any amount or the amount of the Buyer or Shareholder Losses, the dispute shall be resolved as provided in paragraph
10.5. If Shareholder reimburses Buyer for a breach of the warranties and representations set forth in paragraph 3.7, Buyer shall assign all such uncollected receivables to the Shareholders without further consideration.

         10.4 CLAIMS. Should any claim be made by a person not a party to this Agreement with respect to any matter to which the foregoing indemnity relates for which the indemnifying party has not elected to compromise or defend as set forth in paragraphs 10.1(e) or 10.2(e), the party to be indemnified, on not less than fifteen (15) days' notice to the other party, may make settlement of such claim, and such settlement shall be binding on the indemnifying party for the purposes of this Section X; provided, however, that if within said fifteen (15) day period the indemnifying party shall have requested the other party to contest any such claim at the expense of the indemnifying party and has provided reasonable assurances of the ability of the indemnifying party to pay such expenses and other losses which may occur, the indemnified party will promptly comply and the indemnifying party shall have the right to defend on its own behalf with counsel of its own choosing at its expense. Any payment or settlement resulting from such contest, together with the total expense thereof, shall be binding on the Shareholders and Buyer for the purposes of this Section
X. Failure to give notice shall not constitute a defense, in whole or in part, to any claim by the indemnified party except and only to the extent that such failure to do so shall result in material prejudice to the indemnifying party.

         10.5 RESOLUTION OF DISPUTES. In the event of any dispute between Buyer and the Shareholders over any claim for indemnification under this Section X and the parties are unable to resolve such dispute, either party may submit the dispute to binding arbitration as hereinafter provided. The arbitration shall be in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") then in effect. The arbitration shall be held before three arbitrators, unless the amount in dispute is less than One Hundred Thousand Dollars ($200,000), in which event the arbitration shall be held before one arbitrator. In the event the arbitration is to be held before three arbitrators, the Shareholders and Buyer shall each appoint one arbitrator within thirty (30) days of the receipt of notice by the party commencing the arbitration which includes a copy of the petition filed with the AAA. The arbitrators shall select the third arbitrator. In the event the two arbitrators fail to do so within fifteen (15) days of their appointment or in the event a party hereto fails to designate an arbitrator or in the event only one arbitrator is to be appointed, such arbitrator(s) shall be appointed by the AAA. The arbitrator(s) shall be knowledgeable in the business of software distribution. All decisions shall be by majority vote of the arbitrators. The award of the arbitrator(s) shall be binding on the parties hereto and such awards may be entered in any applicable court. The arbitration and all hearings in connection therewith shall be held in Georgia. The arbitrator(s) shall have no authority to award punitive damages or any other awards other than as herein contemplated. Notwithstanding the foregoing, the parties hereto may seek in a court proceeding a restraining order, or a preliminary or permanent injunction as permitted by law or equity whenever applicable to enjoin the unauthorized use of the confidential information or trade secret of a party hereto or as otherwise provided herein. All parties hereto agree to service by mail in any such proceedings.

                                   SECTION XI.
                             COVENANT NOT TO COMPETE

                 (a) For a period of five (5) years following the Closing Date, each Shareholder agrees that the Shareholder will not, directly or indirectly, including through an Affiliate, own, manage, operate, control, be engaged in, or participate in the ownership, management, operation, or control of or be connected in any manner or have any other direct or indirect financial interest in any business, firm, person, partnership, corporation, or concern which is engaged in any business of the type and character which is competitive with the Business which is being conducted by Company on the Closing Date in the United States. The Shareholders and Buyer agree that the Business is conducted throughout the United States and the Business is the development, marketing, training, implementing, and/or supporting of computer software or hardware to physician practice management computer systems, but is not, for example, physician service bureau systems, medical records systems, third party administration systems or reimbursement consulting services..

                 (b) Notwithstanding the covenants contained in subparagraph
(a), the Shareholders shall not be prohibited from owning less than 5% of any class of equity securities of a company which is listed on a recognized stock exchange or for which prices are quoted on the National Association of Securities Dealers Automated Quotation System.

                 (c) During the non-compete period set forth in subparagraph
(a), each Shareholder will not suggest, urge or persuade any user of the Software not to purchase or license or not to do business with Company or the successor of the Business or solicit the employment of any employee of Company or its successor.

                 (d) Each state of the United States and each month of time covered by this covenant not to compete shall be deemed a severable unit, and should any court determine that the inclusion of all such states or months would render any such undertaking unreasonable or unenforceable for any reason, those units which are necessary in the judgment of the court to be deleted in order to render such undertaking reasonable and enforceable shall be deemed free of such non-compete undertaking but such undertaking shall remain in full force and effect as to each other unit of territory or time.

                 (e) Each Shareholder agrees that in addition to any other rights and remedies available to Buyer and Company for any breach by a Shareholder of his obligations under this Section XI, Buyer or Company shall be entitled to enforcement of such obligations hereunder by court injunction or other equitable remedy and the Shareholders in such proceeding will not urge that Buyer or Company has an adequate remedy at law.

                                  SECTION XII.
                           TERMINATION AND ABANDONMENT

         12.1 TERMINATION AND ABANDONMENT. This Agreement may be terminated at any time and the Acquisition of the Company Shares as herein contemplated abandoned at any time prior to the Closing without liability of any party to any other party, except for breaches of warrants, representations, and covenants set forth in this Agreement which are within the control of the defaulting or non-performing party (the effectiveness of the SB Registration Statement and the S4 Registration Statement shall be deemed as not being in the control of Buyer), under the following circumstances:

                 (a) The mutual written agreement of Buyer and the Shareholders;

                 (b) By Buyer if the Closing has not occurred before March 30, 1997 because all conditions to the obligations of Buyer have not been satisfied or waived or because the Shareholders have not made all required deliveries pursuant to Section VI;

                 (c) By the Shareholders if the Closing has not occurred before March 30, 1997 because all conditions to the obligations of the Shareholders have not been satisfied or waived or because Buyer has not made all required deliveries pursuant to Section VII; and

                 (d) Any party may terminate by written notice to the other if any action or proceeding shall have been instituted before any court or other governmental body or, to the knowledge of the party giving such notice, shall have been threatened formally in writing by any public authority with requisite jurisdiction, to restrain or prohibit the transactions contemplated by this Agreement or to subject one or more of the parties or their directors or their officers to liability on the grounds that it or they have breached any law or regulation or otherwise acted improperly in connection with such proposed transactions ("Governmental Objection"), and such action or proceeding shall not have been dismissed or such written threat shall not have been withdrawn or rescinded before March 30, 1997.

         12.2 RIGHTS AND OBLIGATIONS ON TERMINATION. If this Agreement is terminated and abandoned as provided in this Section XII, each party will, at the request of the other, return all documents, work papers, and other material of the requesting party, including all copies thereof, relating to the transactions contemplated by this Agreement, whether so obtained before or after the execution of this Agreement, to the party furnishing the same, provided, however, that Section IX shall not apply to any document, work paper, material, or any other information which is published in any publication for public distribution or filed as public information, including in the SB and S4 Registration Statements, with any governmental authority or is otherwise in the public domain.

                                  SECTION XIII.
                            MISCELLANEOUS PROVISIONS

         13.1 INVESTIGATIONS; SURVIVAL OF WARRANTIES. The respective representations, warranties and covenants of the Shareholders and Buyer contained herein or in any certificates or other documents delivered prior to or on the Closing shall not be deemed waived or otherwise affected by any investigations made by any party hereto. Each and every representation, warranty and covenant of the Shareholders and Buyer and the indemnification provisions set forth in Section X hereof, shall survive the Closing and remain operative in full force and effect as provided in Section X. The updating of the Disclosure Schedule on or before the Closing is for information purposes only and shall not modify in any way the warranties and representations set forth herein and in the Disclosure Schedule delivered at the time of the execution of this Agreement.

         13.2 PAYMENT OF CERTAIN INDEBTEDNESS. Within thirty (30) days of the Closing, Buyer (or its successor) shall discharge in full certain indebtedness of the Company theretofore guaranteed by the Shareholders or any Shareholder and obtain a release of all such Shareholder's guarantees of such indebtedness provided that such indebtedness can be discharged without a penalty or other similar special charge. Buyer (or its successor) shall use reasonable commercial efforts to obtain the release of the Shareholders from any other guarantees of obligations of the Company as disclosed in the Disclosure Schedule.

         13.3 HEADINGS. The paragraph captions and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be part of this Agreement or to affect its meaning or interpretation.

         13.4 FURTHER ASSURANCES. The parties hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as the other party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement, including requests made after the Closing.

         13.5 FORCE MAJEURE. A party hereto shall not be liable for failure or delay in performing any of the party's obligations hereunder if such failure or delay is occasioned by compliance with any governmental regulation, request or order, or by circumstances beyond the reasonable control of the party so failing or delaying, including, but not limited to, Acts of God, war, insurrection, fire, flood, accident, labor strikes, or inability to obtain materials, supplies, power or equipment necessary to enable such party to perform its obligations hereunder. Each party shall (a) promptly notify the other in writing of any such event of force majeure, the expected duration thereof and its anticipated effect on the ability of such party to perform its obligations hereunder, and (b) make reasonable efforts to remedy any such event of force majeure.

         13.6 CUMULATIVE REMEDIES. Except as herein provided and subject to any applicable limitation herein provided, the parties shall have all remedies for breaches of this Agreement available to them provided by law or equity.

         13.7 ENTIRE AGREEMENT. This Agreement embodies the entire agreement between the parties hereto regarding the acquisition of the Company Shares and related matters. No represen tations or agreements, whether written or oral, other than those contained or referenced herein, shall be binding on the parties. This Agreement may not be amended or modified except in a writing signed by all of the parties hereto.

         13.8 SPECIFIC PERFORMANCE. This Agreement may be specifically enforceable in accordance with applicable principles of law and equity. The parties hereby acknowledge that it is impossible to measure the monetary damages which would result from a party's failure to perform any obligation imposed upon such party by this Agreement. Therefore, if any party hereto should institute an action or proceeding to enforce the provisions hereof, any other party against whom such action or proceeding is thereby brought hereby waives the claim or defense that such party has an adequate remedy at law, and such person shall not urge in any action or proceeding the claim or defense that an adequate remedy at law exists.

         13.9 NOTICES. All notices or other communications required or permitted to be given hereunder shall be given in writing to the last authorized address/telecopier number of the intended recipient, provided in writing to the party giving such notice and shall be deemed to have been duly given on (i) the date of receipt if personally delivered or delivered by overnight courier, (ii) five (5) business days after posting if transmitted by postage prepaid registered or certified mail (return receipt requested), or (iii) the date of transmission if transmitted by telecopy (with a copy sent postage prepaid registered or certified mail return receipt requested) to the party to whom such notice or communication is being given. Any party hereto may change such party's address or the person to whom notice is given for purposes hereof by written notice to the other parties. Such notices are effective only upon receipt.

         13.10 NON-WAIVER OF DEFAULT. Any failure by any party hereto at any time or from time to time to enforce and/or require strict compliance with any term or condition of this Agreement shall not constitute a waiver of such term or condition. All waivers hereunder must be in writing executed by the party waiving the right. The consummation of the transactions with knowledge of a breach of a warranty, representation or covenant shall not constitute a waiver of any such warranty, representation or covenant.

         13.11 PARTIAL INVALIDITY. If any term or provision of this Agreement, not essential to the basic purposes of the transactions contemplated herein, shall be held to be illegal, invalid or unenforceable by a court or arbitrator of competent jurisdiction, it is the intention of the parties hereto that (i) the remaining terms hereof shall constitute the agreement with respect to the subject matter hereof, (ii) all such remaining terms shall remain in full force and effect and shall be deemed to constitute the entirety of this Agreement as though such illegal, invalid or

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



unenforceable provision had never been part hereof, and (iii) such illegal, invalid, or unenforceable provision shall be construed as closely as possible to the parties' original intent in order to render such provision legal, valid, or enforceable, as applicable.

         13.12 DUPLICATE ORIGINALS. For the convenience of the parties hereto, any number of counterparts hereof may be executed, and such counterparts, taken together, shall be deemed one and the same original.

         13.13 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Shareholders and Buyer and their successors and assigns. Buyer may on or prior to the Closing designate a subsidiary as the party to acquire the Company Shares; provided, however, Buyer shall remain liable to the Shareholders for any breach of Buyers warranties, representations and covenants contained herein.

         13.14 FEES AND EXPENSES. Each party hereto shall pay all expenses the party has incurred, including attorneys' and accountants' fees, in connection with this Agreement and the transactions contemplated hereby, except that any expenses of the Shareholders paid by the Company shall be deducted from the net worth calculation as of the closing without reduction or offset, except as otherwise agreed in writing by the parties.

         13.15 MILLARD-WAYNE NAME. The parties recognize that the name of the Company is named after one of the Shareholders, M. Wayne George. Should the Company (or any successor) cease using the name "Millard-Wayne" or any combination or variation thereof as its corporate name, the Buyer agrees that it will license the use by the Shareholder of a corporate name using Millard-Wayne or any combination or variation thereof for a company which does not conduct any business in the health care industry in the United States.

         13.16 INSURANCE POLICIES. The Company holds life insurance policies on the life of M. Wayne George, a Shareholder, as set forth in Section 13.16 of the Disclosure Schedule. Prior to Closing, M. Wayne George may purchase those policies and assume all of the current loans, including accrued interest, which are borrowed against such policies as set forth in Section 13.16 of the Disclosure Schedule. M. Wayne George shall present evidence of the discharge of the Company from any liability for such loans.

         13.17 GOVERNING LAW. This Agreement shall be governed by the laws of the State of Georgia (regardless of the laws that might be applicable under principles of conflicts of law) as to all matters, including, but not limited to, matters of validity, construction, effect and performance.

         13.18 COUNTERPARTS AND EXHIBITS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The Disclosure
Schedule is made a part of this Agreement.


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


         13.19 PUBLICITY. The Shareholders shall make no public announcement of the entering into of this Agreement or the terms and conditions hereof without the prior written consent of Buyer thereto. The Shareholders acknowledge that Buyer or InfoCure will be required or may deem it desirable to make and, as part of the proposed public offerings, will make public disclosure of the execution of this Agreement and the terms and conditions hereof, including in the SB and S4 Registration Statements. With respect to any disclosure prior to the Closing, Buyer shall provide the Shareholders with a copy of any such disclosure promptly after it is made and, to the extent practical, will review any proposed press release with Company before it is released. After the Closing, the parties shall have no obligations to the other under this paragraph 13.16.

                                       SHAREHOLDERS:


                                       -----------------------------------
                                       Name: M. Wayne George

                                       ADDRESS FOR NOTICE:

                                       Address:
                                               ---------------------------
                                       Telecopy No.:
                                                    ----------------------
                                       Attention:
                                                  ------------------------

                                       AMERICAN MEDCARE CORPORATION



                                       By:
                                           -------------------------------
                                             James Price, Executive
                                             Vice President


                                       ADDRESS FOR NOTICE:

                                       Address:      2970 Clairmont Road,
                                                     Suite 950
                                                     Atlanta, Georgia  30329
                                       Telecopy No.: 404-636-7525
                                       Attention:    Frederick L. Fine,
                                                     Chief Executive Officer


                                       35